Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$1,395,500.00	$54.84

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,133,884.57 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $54.84 is offset against the registration fee due for this offering and of which $1,133,829.73 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 1

(To prospectus dated May 30, 2006,

prospectus supplement dated May 30, 2006,

underlying supplement no. 1150 dated February 6, 2008

and product supplement no. 980 dated February 27, 2008)

MTNI706

Relative Performance Securities

Efficient Access to Long-Short Trading Strategy

Lehman Brothers Holdings Inc. $1,395,500 Securities Linked to the Relative Performance of the Consumer Staples Select Sector SPDR® Fund vs. the Consumer Discretionary Select Sector SPDR® Fund due August 31, 2009

Investment Description

These Relative Performance Securities (the “Notes”) are designed for investors who believe the Consumer Staples Select Sector SPDR® Fund (the “Long Index Fund”) will outperform the Consumer Discretionary Select Sector SPDR® Fund (the “Short Index Fund”) (each, an “Index Fund” and, together, the “Index Funds”) over the term of the Notes. If the Long Index Fund outperforms the Short Index Fund, at the maturity of the Notes you will receive your principal plus a return equal to the Relative Performance Amount multiplied by the Participation Rate of 135%. If the Long Index Fund underperforms the Short Index Fund, you will lose 1% of the principal amount of your Notes for every 1% amount by which the Long Index Fund underperforms the Short Index Fund—you could lose some or all of your initial investment.

Features

❑

Access to Long-Short Trading Strategy—The Notes provide enhanced returns if the Long Index Fund outperforms the Short Index Fund with 1-for-1 downside exposure if the Long Index Fund underperforms the Short Index Fund.

❑

Potential to Benefit in Rising and Falling Markets—Investors may receive a positive return if the price per share of both Index Funds rise or if the price per share of both Index Funds fall, so long as the Long Index Fund outperforms the Short Index Fund.

Key Dates

Trade Date	February 26, 2008
Settlement Date	February 29, 2008
Final Valuation Date*	August 26, 2009
Maturity Date*	August 31, 2009

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 980-I.

Security Offerings

We are offering Securities Linked to the Relative Performance of the Consumer Staples Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 980-I dated February 27, 2008, underlying supplement no. 1150 dated February 6, 2008 and this pricing supplement. See “ Key Risks” on page 6, the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 980-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 1150 for risks related to the Index Funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 980-I, underlying supplement no. 1150, any other related prospectus supplements or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC-insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.175	$9.825
Total	$1,395,500.00	$24,421.25	$1,371,078.75

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 980-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1150 (which describes the Index Funds, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 980-I, underlying supplement no. 1150, this pricing supplement, any other relevant terms supplement and any other relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous communications concerning the Notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 980-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 980-I and “Risk Factors” in the accompanying underlying supplement no. 1150, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 980-I dated February 27, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508040272/d424b2.htm

♦	Underlying supplement no. 1150 dated February 6, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508022013/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Relative Performance Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You are comfortable making an investment based upon relative, rather than absolute, performance of the Index Funds

♦	You believe that the Long Index Fund will outperform the Short Index Fund over the term of the Notes

♦	You are willing to hold the Notes to maturity

♦	You are willing to risk losing some or all of your investment

♦	You do not seek current income from this investment

♦	You are willing to invest in securities for which there may be little or no secondary market

♦	You are willing to invest in the Notes based on the Participation Rate of 135%

The Notes may not be suitable for you if, among other considerations:

♦	You are not comfortable making an investment based upon the relative, rather than absolute, performance of the Index Funds

♦	You believe the Short Index Fund will outperform the Long Index Fund over the term of the Notes

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment that is 100% principal protected

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 and the information under the caption “Risk Factors” in each of product supplement no. 980-I, underlying supplement no. 1150 and the MTN prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	18 months

Index Funds

The Notes are linked to the Consumer Staples Select Sector SPDR® Fund (the “Long Index Fund”) (Ticker: XLP) and the Consumer Discretionary Select Sector SPDR® Fund (the “Short Index Fund”) (Ticker: XLY). We refer to each of the Long Index Fund and the Short Index Fund as an “Index Fund” and, collectively, as the “Index Funds”.

Underlying Indices

The Consumer Staples Select Sector Index, which is the index underlying the Consumer Staples Select Sector SPDR® Fund, and the Consumer Discretionary Select Sector Index, which is the index underlying the Consumer Discretionary Select Sector SPDR® Fund

Participation Rate	135%

Payment at Maturity (per $10)

If the Long Fund Share Return is greater than the Short Fund Share Return, resulting in a positive Relative Performance Amount, you will receive:

$10 + [$10 x (Participation Rate x Relative Performance Amount)]

If the Long Fund Share Return and the Short Fund Share Return are equal, resulting in a Relative Performance Amount of zero, you will receive $10 per Note.

If the Short Fund Share Return is greater than the Long Fund Share Return, resulting in a negative Relative Performance Amount, you will receive:

$10 + ($10 x Relative Performance Amount)

You will lose some or all of your investment if the Relative Performance Amount is negative.

Relative Performance Amount	Long Fund Share Return – Short Fund Share Return

Share Return for Each Index Fund (the “Long Fund Share Return” and the “Short Fund Share Return”)	Final Share Price – Initial Share Price Initial Share Price

Initial Share Price	Long Index Fund (XLP) $27.98 Short Index Fund (XLY) $32.97

Final Share Price	For each Index Fund, the closing price per share of such Index Fund on the Final Valuation Date, multiplied by the Share Adjustment Factor applicable to such Index Fund.

Share Adjustment Factor

For each Index Fund, 1.0 on the Trade Date and subject to adjustment under certain circumstances. See “Description of Notes—Anti-Dilution Adjustments” in the accompanying product supplement no. 980-I for further information about these adjustments.

CUSIP	52522L772

ISIN	US52522L7727

Determining Payment at Maturity

If the Long Fund Share Return is less than the Short Fund Share Return, resulting in a negative Relative Performance Amount, you will lose 1% of the principal amount of your Notes for every 1% that the Long Index Fund underperforms the Short Index Fund. Accordingly, your Payment at Maturity per $10 Note principal amount will be calculated as follows:

$10 + ($10 x Relative Performance Amount)

You will lose some or all of your investment at maturity if the Relative Performance Amount is negative.

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Initial Share Price of $27.98 for the Long Index Fund, the Initial Share Price of $32.97 for the Short Index Fund and the Participation Rate of 135%.

Example 1—On the Final Valuation Date, the Long Index Fund closes at $33.58, which is 20% above its Initial Share Price of $27.98, and the Short Index Fund closes at $31.32, which is 5% below its Initial Share Price of $32.97.

Since the Long Fund Share Return is greater than the Short Fund Share Return and the Relative Performance Amount is positive, at maturity investors will receive a cash payment of $13.38 per $10 principal amount of Notes (33.75% total return on Notes).

$10 + [$10 × (Participation Rate × Relative Performance Amount)]

$10 + [$10 x (135% × (20% – (–5%)))]

$10 + [$10 x (135% × 25%)] = $13.38

Example 2—On the Final Valuation Date, the Long Index Fund closes at $33.58, which is 20% above its Initial Share Price of $27.98, and the Short Index Fund closes at $39.56, which is 20% above its Initial Share Price of $32.97.

Since the Long Fund Share Return and the Short Fund Share Return are equal and the Relative Performance Amount is zero, at maturity investors will receive a cash payment of $10.00 per $10 principal amount of Notes (0% total return on Notes).

$10 + ($10 x Relative Performance Amount)

$10 + [$10 x (20% – 20%)]

$10 + ($10 x 0%) = $10.00

Example 3—On the Final Valuation Date, the Long Index Fund closes at $30.78, which is 10% above its Initial Share Price of $27.98, and the Short Index Fund closes at $39.56, which is 20% above its Initial Share Price of $32.97.

Since the Long Fund Share Return is less than the Short Fund Share Return and the Relative Performance Amount is negative, at maturity investors will receive a cash payment of $9.00 per $10 principal amount of Notes (–10% total return on Notes).

$10 + ($10 × Relative Performance Amount)

$10 + [$10 × (10% – 20%)]

$10 + [$10 × (–10%)] = $9.00

Example 4—On the Final Valuation Date, the Long Index Fund closes at $20.99, which is 25% below its Initial Share Price of $27.98, and the Short Index Fund closes at $28.02, which is 15% below its Initial Share Price of $32.97.

Since the Long Fund Share Return is less than the Short Fund Share Return and the Relative Performance Amount is negative, at maturity investors will receive a cash payment of $9.00 per $10 principal amount of Notes (–10% total return on Notes).

$10 + ($10 × Relative Performance Amount)

$10 + [$10 × (–25% – (–15%)]

$10 + [$10 × (–10%)] = $9.00

Example 5—On the Final Valuation Date, the Long Index Fund closes at $26.58, which is 5% below its Initial Share Price of $27.98, and the Short Index Fund closes at $24.73, which is 25% below its Initial Share Price of $32.97.

Since the Long Fund Share Return is greater than the Short Fund Share Return and the Relative Performance Amount is positive, at maturity investors will receive a cash payment of $12.70 per $10 principal amount of Notes (27% total return on Notes).

$10 + [$10 x (Participation Rate x Relative Performance Amount)]

$10 + [$10 × (135% × (–5% – (–25%)))]

$10 + [$10 × (135% × 20%)] = $12.70

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument.

Potential application of the constructive ownership rules. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of an Index Fund). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the United States holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or settlement of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the Note).

Although the matter is not clear, it is possible that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income. Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Recent tax law developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code (as discussed above). It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 980-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 980-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either of the Index Funds or in any of the stocks included in the Index Funds or Underlying Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 980-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1150. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

You Will Lose Some or All of Your Principal If the Relative Performance Amount Is Negative: The Notes do not guarantee any return of principal. The return on the Notes at maturity is solely dependent on the Relative Performance Amount, which is the Long Fund Share Return minus the Short Fund Share Return. The absolute performance levels of the Index Funds are not directly relevant to the return on the Notes. Consequently, you will not realize a positive return on your investment in the Notes unless the Relative Performance Amount is positive. A negative Relative Performance Amount will result in the loss of some or all of your investment. A negative Relative Performance Amount will result any time that (i) the Long Fund Share Return is less than the Short Fund Share Return, even if each of the Long Fund Share Return and Short Fund Share Return are positive or (ii) the decrease in the price per share of the Long Index Fund relative to its initial share price is greater than the decrease in the price per share of the Short Index Fund relative to its initial share price when the Long Fund Share Return and Short Fund Share Return are negative amounts.

♦

The Notes Do Not Represent an Investment in a Basket of the Index Funds: The Notes do NOT represent an investment in a basket of the Index Funds. The Relative Performance Amount will be negative, and you will lose some or all of your principal, if the Long Fund Share Return is less than the Short Fund Share Return, regardless of the performance of each of the Index Funds in absolute terms. The benefit to you of any increase in the price per share of the Long Index Fund may be offset or negated entirely by increases in the price per share of the Short Index Fund. You will not benefit from any increase in the price per share of the Short Index Fund, regardless of the performance of the Long Index Fund, and a decline in the price per share of the Short Index Fund relative to its Initial Share Price may not benefit you unless the Long Index Fund declines by a lesser amount relative to its Initial Share Price, because the return on the Notes is solely dependent on the Relative Performance Amount of the Index Funds.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Index Funds or the Underlying Indices would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agents’ commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Differences Between the Index Fund and the Underlying Index: The Index Funds do not fully replicate the Underlying Indices, may hold securities not included in the Underlying Indices and will reflect transaction costs and fees that are not included in the calculation of the Underlying Indices, all of which may lead to a lack of correlation between the Index Funds and their Underlying Index. In addition, because the shares of the Index Funds are traded on the American Stock Exchange (“AMEX”) and are subject to market supply and investor demand, the market price per share of the Index Funds may differ from the net asset value per share of the Index Funds.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc. and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.175 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the price per share of the Index Funds relative to each other or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents, may publish, or may have published, research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish, or may have published, research or other opinions that are inconsistent with purchasing or holding the Notes. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the relative performance of the Index Funds.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the appreciation or depreciation of the Index Funds from each Index Fund’s respective Initial Share Price relative to each other on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 980-I.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

♦

Creditworthiness of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Your Investment is Linked to the Relative Performance of Concentrated Economic Sectors: All of the securities included in the Long Index Fund are issued by companies whose primary lines of business are directly associated with the consumer staples sector and all of the securities included in the Short Index Fund are issued by companies whose primary lines of business are directly associated with the consumer discretionary sector.

Historical Performance of the Index Funds

The graph below illustrates the historical performance of the Long Index Fund compared to the historical performance of the Short Index Fund from December 22, 1998 to February 26, 2008. Historical Relative Performance should not be taken as an indication of future performance.

Source: Lehman Brothers Inc.

The Consumer Staples Select Sector SPDR® Fund (the “Long Index Fund”) and the Consumer Staples Select Sector Index

The Consumer Staples Select Sector SPDR® Fund is licensed for use by Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc, maintained by Merrill, Lynch, Pierce, Fenner & Smith Incorporated and calculated and disseminated by the AMEX. As discussed more fully in underlying supplement no. 1150 under the heading “The Consumer Staples Select Sector SPDR® Fund,” the Consumer Staples Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Consumer Staples Select Sector Index, the Underlying Index, measures the performance of the consumer staples sector of the U.S. equity market. The Consumer Staples Select Sector Index includes companies in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products. Additional information concerning the Consumer Staples Select Sector SPDR® Fund and its Underlying Index may be obtained at www.sectorspdr.com.

You can obtain the share price of the Consumer Staples Select Sector SPDR® Fund at any time from the Bloomberg Financial Markets page “XLP <Index Fund> <GO>” or from www.sectorspdr.com.

The graph below illustrates the performance of the Consumer Staples Select Sector SPDR® Fund from December 22, 1998 to February 26, 2008. The historical levels of the Consumer Staples Select Sector SPDR® Fund should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Consumer Staples Select Sector SPDR® Fund closing share price on February 26, 2008 was $27.98.

The information on the Consumer Staples Select Sector SPDR® Fund provided in this document should be read together with the discussion under the heading “The Consumer Staples Select Sector SPDR® Fund” beginning on page US-4 of underlying supplement no. 1150. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Consumer Discretionary Select Sector SPDR® Fund (the “Short Index Fund”) and the Consumer Discretionary Select Sector Index

The Consumer Staples Select Sector SPDR® Fund is licensed for use by Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc, maintained by Merrill, Lynch, Pierce, Fenner & Smith Incorporated and calculated and disseminated by the AMEX. As discussed more fully in underlying supplement no. 1150 under the heading “The Consumer Discretionary Select Sector SPDR® Fund,” the Consumer Discretionary Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Consumer Staples Discretionary Sector Index, the Underlying Index, measures the performance of the consumer discretionary sector of the U.S. equity market. The Consumer Discretionary Select Sector Index includes companies in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing. Additional information concerning the Consumer Discretionary Select Sector SPDR® Fund and its Underlying Index may be obtained at www.sectorspdr.com.

You can obtain the share price of the Consumer Discretionary Select Sector SPDR® Fund at any time from the Bloomberg Financial Markets page “XLY <Index Fund> <GO>” or from www.sectorspdr.com.

The graph below illustrates the performance of the Consumer Discretionary Select Sector SPDR® Fund from December 22, 1998 to February 26, 2008. The historical levels of the Consumer Discretionary Select Sector SPDR® Fund should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Consumer Discretionary Select Sector SPDR® Fund closing share price on February 26, 2008 was $32.97.

The information on the Consumer Discretionary Select Sector SPDR® Fund provided in this document should be read together with the discussion under the heading “The Consumer Discretionary Select Sector SPDR® Fund” beginning on page US-10 of underlying supplement no. 1150. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc., and Lehman Brothers Inc. (together, the “Agents”), and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.